Exhibit 99.1
Artes Medical Reports Preliminary Record Second Quarter 2008 ArteFill Revenues
SAN DIEGO—(BUSINESS WIRE)—July 7, 2008—Artes Medical, Inc. (Nasdaq:ARTE), a medical aesthetics company, today announced preliminary record revenues for the second quarter of 2008 from sales of its flagship product, ArteFill, the first and only FDA-approved non-resorbable dermal filler for the correction of smile lines.
Based on preliminary financial data, the Company will report record ArteFill sales of approximately $3.2 million for the second quarter of 2008, representing an approximate 56% increase in ArteFill sales from the second quarter of 2007 and an approximate 93% increase in ArteFill sales from the first quarter of 2008.
Christopher J. Reinhard, Executive Chairman reported that “the strong growth in ArteFill sales during the second quarter reflects the impact of our recently expanded 42-person sales force, our increasing consumer initiatives and a growing acceptance of ArteFill by physicians. We believe it also demonstrates the accelerating patient excitement over the truly long-lasting results that ArteFill provides.”
About Artes Medical, Inc.
Artes Medical is a medical aesthetics company focused on developing, manufacturing and commercializing new and innovative medical aesthetic products, including injectable products, for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations, its ability to manage its operating expenses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, the risk that the Company’s preliminary sales reported in this news release may not be accurate, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Artes Medical(R) and ArteFill(R) are registered trademarks of Artes Medical, Inc.
CONTACT:
Manning Selvage & Lee

Kelley Childrey, 323-866-6003 (Corporate Media)
kelley.childrey@mslpr.com
or
Artes Medical
Cheryl Monblatt Allen, 858-550-9999 (Investor Relations)
callen@artesmedical.com